UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36569	35-2318913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, MA 01862

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2015, Lantheus Holdings, Inc. (the “Company”) announced the resignation of John K. Bakewell as the Chief Financial Officer and Treasurer of the Company and its subsidiaries, effective as of December 10, 2015. The Company’s Board of Directors has appointed John (Jack) W. Crowley as the interim Chief Financial Officer and Treasurer of the Company and its subsidiaries, effective as of December 10, 2015, until a permanent Chief Financial Officer and Treasurer is appointed.

Mr. Crowley, age 51, had previously served as the Company’s Vice President, Chief Accounting Officer, a position he held since March 2015. Mr. Crowley held the position of Vice President, Finance from April 2013 until March 2015 and was Director, Accounting from September 2010 until April 2013. Prior to joining the Company, Mr. Crowley was the Assistant Corporate Controller of Biogen Idec, the Director of Accounting at Thermo Fischer Scientific and a Senior Manager in the Audit practice of PricewaterhouseCoopers LLP. Mr. Crowley holds a Master of Business Administration degree from the University of Massachusetts and a Bachelor of Science in Business Administration from Westfield State University.

In connection with Mr. Crowley’s appointment as interim Chief Financial Officer and Treasurer, he will be paid a supplemental bonus of $50,000 for each calendar quarter he serves as such, in addition to the compensation to which he is entitled under his existing employment agreement.

A copy of the Company’s press release, dated December 10, 2015, announcing the appointment of Mr. Crowley and the resignation of Mr. Bakewell is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc., dated December 10, 2015, announcing the appointment of Jack Crowley and the resignation of John Bakewell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS HOLDINGS, INC.

By:	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	General Counsel and Senior Vice President, Strategy and Business Development

Date: December 10, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc., dated December 10, 2015, announcing the appointment of Jack Crowley and the resignation of John Bakewell.